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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response.......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(h) of
                       the Investment Company Act of 1940

|X| Check this box if no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue.  See  Instruction
    1(b).

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1. Name and Address of Reporting Person*

  NV Partners II LP
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   (Last)           (First)           (Middle)

              c/o Andrew Garman
              98 Floral Avenue
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                 (Street)

 Murry Hill          NJ               07974
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   (City)         (State)             (Zip)
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2. Issuer Name and Ticker or Trading Symbol

  DSET Corporation (DSET.OB)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

  12/30/02
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___   Director                       _X_   10% Owner

    ___   Officer (give title below)     ___   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

    ___  Form Filed by One Reporting Person

    _X_ Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
                                        2.A.
                                          Deemed                   3. Transaction
                                          Execution                      Code
1. Title of     2. Transaction            Date, if                    (Instr. 8)
   Security            Date               any                      ------------------
   (Instr. 3)     (Month/Day/Year)        (Month/Day/Year)           Code     V

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

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Common Stock     12/30/2002                                          S
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--------------------------------------------------------------------------------------

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
                                 5. Amount
                                    of Securities
4. Securities Acquired              Beneficially       6. Ownership     7. Nature
   (A) or Disposed of (D)           Owned Following       Form: Direct     of Indirect
   (Instr. 3, 4 and 5)              Reported              (D) or           Beneficial
---------------------------------   Transaction(s)        Indirect (I)     Ownership
   Amount     (A) or (D)   Price    (Instr. 3 and 4)      (Instr. 4)       (Instr. 4)

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

--------------------------------------------------------------------------------------
   737,134      D(1)       $0.30       0                  D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------
1. Title of     2. Conversion  3. Transaction  3A.       4. Transaction  5. Number of       6. Date Exercisable
   Derivative      or             Date         Deemed       Code            Derivative         and Expiration Date
   Security        Exercise       (Month/      Execution    (Instr. 8)      Securities         (Month/Day/Year)
   (Instr. 3)      Price of       Day/Year)    Date, if                     Acquired (A)
                   Derivative                  any                          or Disposed of
                   Security                    (Month/                      (D) (Instr. 3,
                                               Day/Year)                    4,and 5)
                                                           -----------------------------------------------------------
                                                              Code      V     (A)        (D)     Date      Expiration
                                                                                                 Exer-     Date
                                                                                                 cisable
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

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
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7. Title and Amount of        8. Price         9. Number of        10. Ownership        11. Nature of
   Underlying Securities         of               Derivative           Form of              Indirect
   (Instr. 3 and 4)              Derivative       Securities           Derivative           Beneficial
                                 Security         Beneficially         Security             Ownership
                                 (Instr. 5)       Owned Following      Direct (D) or        (Instr. 4)
 Title    Amount or                               Reported  Trans-     Indirect (I)
          Number of                               actions(s)           (Instr. 4)
          Shares                                  (Instr. 4)
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

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

Explanation of Responses:

(1) The reporting persons (the "Reporting Persons") consist of NV Partners II LP ("NVP"), New Venture Partners LLC ("NVP LLC"), Thomas Uhlman, Stephen Socolof and Andrew Garman. The securities are owned directly by NVP and may be deemed to be owned indirectly by each of NVP LLC, as general partner of NVP, and Messrs. Garman, Uhlman and Socolof, as managing members of NVP LLC. Each Reporting Person disclaims beneficial ownership of the securities reported herein except with respect to such Reporting Person's pecuniary interest in such securities.

/s/ Andrew Garman                                              1/02/03
--------------------------------------------                ------------
Andrew Garman **Signature of Reporting Person                    Date
Managing Member
New Venture Partners LLC


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for Procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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